Exhibit 99.2

VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”), dated as of October 29, 2018, but effective only as of the Closing (as defined in the Merger Agreement (as defined below)), is made by and among KIA VIII (Newco Marine), Ltd. (“KIA VIII”), KEP VI (Newco Marine), Ltd. (“KEP VI,” and together with KIA VIII, “Kelso” and each a “Kelso Entity”), CMA CGM S.A. (“CMA CGM” and together with any of its Permitted Transferees (as defined in the Registration Rights Agreement), the “CMA CGM Group”) and Michael S. Gross (“Gross” and together with Marathon Founders, LLC (“Marathon”) and any of their respective Permitted Transferees, the “Gross Group”).  Each of CMA CGM and Gross are referred to herein as a “Stockholder” and, collectively, the “Stockholders”.  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Agreement, Global Ship Lease, Inc., a Marshall Islands corporation (“GSL”), Poseidon Containers Holdings LLC, a Marshall Islands limited liability company (“Poseidon”), K&T Marine LLC, a Marshall Islands limited liability company (“K&T,” and together with Poseidon, the “Companies”), GSL Sub One, LLC, a Marshall Islands limited liability company (the “Poseidon Merger Sub”), GSL Sub Two, LLC, a Marshall Islands limited liability company (the “K&T Merger Sub”) and, solely for the purposes set forth therein, Kelso and the other unitholders of the Companies, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof providing for, among other things, (a) the merger of Poseidon with the Poseidon Merger Sub in exchange for securities of GSL, and (b) the merger of K&T with the K&T Merger Sub in exchange for securities of GSL, in each case, pursuant to the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as a condition to Kelso’s willingness to enter into the Merger Agreement, Kelso has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce Kelso to enter into the Merger Agreement;
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, GSL, Kelso, the Stockholders and certain other parties have entered into (i) an amended and restated registration rights agreement dated as of the date hereof (as amended from time to time, the “Registration Rights Agreement”) and (ii) a letter agreement dated as of the date hereof (as amended from time to time, the “Letter Agreement,” and together with the Registration Rights Agreement, the Merger Agreement and this Agreement, the “Transaction Documents”);
WHEREAS, at the closing of the transactions contemplated by the Merger Agreement, subject to Section 1.5(e) thereof, each Kelso Entity will receive the number of shares of Series C Preferred Stock set forth opposite the name of such Kelso Entity on Exhibit D and Exhibit E of the Merger Agreement;
WHEREAS, as of the date hereof, each of CMA CGM, Gross and Marathon is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is entitled to vote and dispose of the number of shares of Class B common shares of GSL, each par value $0.01 per share (the “Class B Common Stock”) and the number of shares of Class A common shares of GSL, each par value $0.01 per share (the “Class A Common Stock”), in each case, set forth opposite such Person’s name on Schedule I (with respect to such Person, the “Owned Stock”);

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement, the outstanding shares of Class B Common Stock shall convert to Class A Common Stock on a one-for-one basis on the first day of the calendar quarter at least thirty (30) days after the Effective Time; and
WHEREAS, by its execution of this Agreement, each Stockholder has agreed following the Closing to vote the portion of its Owned Stock set forth opposite the name of such Stockholder on Schedule I under the heading “Subject Stock” (such number of Class A Common Stock under the heading Subject Stock on Schedule I, as such number may be reduced from time to time in accordance with the terms of this Agreement, being referred to herein as “Subject Stock”) in accordance with the instructions of Kelso and otherwise on and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I

 DEFINITIONS; INTERPRETATION
Section 1.01   Definitions.
(a)   “GSL Securities” means (i) shares of Class A Common Stock or other voting securities of or ownership interests in GSL, (ii) securities of GSL convertible into or exchangeable or exercisable for shares of Class A Common Stock or other voting securities of or ownership interests in GSL, (iii) warrants, calls, options or other rights to acquire from GSL, or other obligations of GSL to issue, any Class A Common Stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for Class A Common Stock or other voting securities or ownership interests in, GSL or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, swaps or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Class A Common Stock or other voting securities of, or ownership interests in, GSL.
(b)   “Termination Trigger Event” shall be deemed to occur on any date (in the case of clauses (i) to (iv) only after the Closing) in which any of the following occurs: (i) GSL issues any GSL Securities (other than any (x) issuance of GSL Securities to satisfy the conversion or exchange of GSL Securities outstanding immediately after the Closing or (y) issuance of GSL Securities pursuant to any Equity Incentive Plan), (ii) Kelso or any of its Permitted Transferees converts any Series C Preferred Stock into other GSL Securities, (iii) any Series C Preferred Stock held by Kelso or any of its Permitted Transferees are Transferred to a Person (other than a Permitted Transferee of Kelso), (iv) Kelso or any of its Affiliates acquires any GSL Securities, including “beneficial ownership” of any GSL Securities, in each case, other than such GSL Securities acquired by any Person in connection with the Merger Agreement or any beneficial ownership acquired in connection with this Agreement or any other Transaction Document, (v) GSL’s 9.875% First Priority Secured Notes due 2022 are no longer outstanding, or (vi) GSL agrees in writing, without the prior written consent of the Stockholders, to extend the Termination Date to a date that is after December 31, 2018.

(c)   “Transfer” means to directly or indirectly transfer, sell, pledge, grant an option to purchase, hypothecate or otherwise dispose of, including entering into any Contract, option or other arrangement or understanding (whether or not conditional) to do any of the foregoing.
Section 1.02   Interpretation.
(a)   The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an article, section, paragraph, or schedule, such reference shall be to an article, section, paragraph, or schedule of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All schedules are incorporated in and made a part of this Agreement as if set forth in full herein.
(b)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and each of its other grammatical forms shall have a corresponding meaning.   A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
(c)   A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.
ARTICLE II
COVENANTS OF STOCKHOLDERS
Section 2.01   Agreement to Vote.
(a)   Each Stockholder agrees that at each meeting of the stockholders of GSL (or in any action taken by written consent of the stockholders of GSL) after the Closing (each such meeting or action, a “Stockholders Meeting”), (i) when each such Stockholder Meeting is held, such Stockholder shall appear at such meeting or otherwise cause the Subject Stock beneficially owned by it to be counted as present thereat for the purpose of establishing a quorum, (ii) subject to the further proviso in Section 2.02(a), such Stockholder shall vote or cause to be voted at each such Stockholder Meeting such Subject Stock in accordance with the written instruction of Kelso and (iii) such Stockholder shall vote such Subject Stock in favor of any proposal to adjourn or postpone such meeting to a later date for lack of quorum or if there are insufficient votes to approve recommendations of Kelso.  For the avoidance of doubt, each Stockholder shall retain (A) at all times, the right to vote any Owned Stock other than Subject Stock in such Stockholder’s sole discretion, and without any other limitation, on any matters that are at any time or from time to time presented for consideration to the holders of voting stock of GSL, whether before or after the Expiration Date (as defined below) and (B) following the Expiration Date, the right to vote any Owned Stock (including Subject Stock) in such Stockholder’s sole discretion, and without any other limitation, on any matters that are at any time or from time to time presented for consideration to the holders of voting stock of GSL.

(b)   Each Stockholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action, that would restrict or interfere with such Stockholder’s obligations pursuant to this Agreement.
(c)   Except as set forth in Sections 2.01, 2.02 and 2.03, Kelso shall not be deemed to have any direct or indirect ownership or incidence of ownership of any Subject Stock (or any of the other GSL Securities held by the Stockholders or their Permitted Transferees).  All rights, ownership and economic benefits of and relating to the Subject Stock (and such other GSL Securities) of a particular Stockholder or its Permitted Transferees (including all rights to receive distributions of any kind) shall remain vested in and belong to such Stockholder and its Permitted Transferees, as applicable.
Section 2.02   Grant of Irrevocable Proxy; Appointment of Proxy.
(a)   From the Closing and until the Expiration Date, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Kelso and any designee thereof, and each of them individually, as each Stockholder’s true and lawful proxies and attorneys-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Subject Stock owned by such Stockholder as of the applicable record date in accordance with Section 2.01(a); provided that such Stockholder’s grant of the proxy contemplated by this Section 2.02 shall be effective if, and only if, such Stockholder has not delivered to GSL (with a copy to Kelso) prior to the Stockholders Meeting at which any of the matters described in Section 2.01(a) are to be considered, a duly executed irrevocable proxy card directing that the Subject Stock of such Stockholder be voted in accordance with Section 2.01(a); provided, further, that Stockholder shall retain the authority to vote on any matter described in Section 2.01(a)(ii) to the extent Kelso does not provide written instruction with respect thereto to the Stockholder’s address specified in Section 6.01 at least 5 (five) Business Days prior to the relevant Stockholders Meeting, or, if less than 5 (five) Business Days, only if receipt of such instruction is confirmed by such Stockholder in writing (which may be by email) or by telephone.

(b)   Except as set forth in Section 2.02(a), each Stockholder hereby represents that any proxies heretofore given in respect of its Subject Stock, if any, are revocable, and hereby agrees to revoke all such proxies on or prior to the Closing.
(c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.02 is given in connection with the closing of the transactions contemplated by the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy is coupled with an interest and is intended to be irrevocable from the Closing until the Expiration Date, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable, then each Stockholder agrees, from the Closing until the Expiration Date, to vote its Subject Stock in accordance with Section 2.01(a). The parties agree that the provisions in Section 2.01 and Section 2.02 are a voting agreement.
Section 2.03   Transfer and Other Restrictions.
(a)   Each Stockholder agrees that until the Expiration Date, such Stockholder shall not, directly or indirectly, (i) Transfer any Subject Stock to any Person other than to a Permitted Transferee; provided, that, the applicable transferee executes a joinder hereto in which such transferee agrees to be bound by the terms hereof as (and become) a Stockholder with respect to such Subject Stock so acquired by such Person; provided that no such Transfer to a Permitted Transferee permitted hereunder shall relieve a Stockholder from its obligations under this Agreement, other than with respect to Subject Stock Transferred in accordance with this Section 2.03(a), or (ii) except as contemplated by this Agreement, enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Stock.
(b)   Notwithstanding anything to the contrary in Section 2.03(a), at such time as:
(i)   the only GSL Securities held by Gross and the members of the Gross Group are Subject Stock (or, if Gross and the members of the Gross Group sell or otherwise dispose of all of the GSL Securities held by them as part of the same transaction(s)), such GSL Securities may be freely Transferred to Persons that are not Permitted Transferees without regard to the provisions of this Agreement (provided that from and after the time of such Transfer, such sold GSL Securities shall cease to be Subject Stock for all purposes of this Agreement); and
(ii)   the only GSL Securities held by CMA CGM and the members of the CMA CGM Group are Subject Stock (or, if CMA CGM and the members of the CMA CGM Group sell or otherwise dispose of all of the GSL Securities held by them as part of the same transaction(s)), such GSL Securities may be freely Transferred to Persons that are not Permitted Transferees without regard to the provisions of this Agreement (provided that from and after the time of such Transfer, such sold GSL Securities shall cease to be Subject Stock for all purposes of this Agreement).
Section 2.04   Stock Dividends, etc.  If between the date of this Agreement and the Closing the issued and outstanding Class A Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Stock” and “Subject Stock” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.05   Disclosure.  Each Stockholder, on the one hand, and Kelso, on the other hand, shall (and, in the case of Gross, Gross shall cause Marathon to) consult with each other before publishing and disclosing in any announcement or disclosure required by the SEC and in the proxy filings with any Governmental Entity such Stockholder’s identity and ownership of the Subject Stock and the nature of such Stockholder’s obligations under this Agreement and the Letter Agreement.  Kelso hereby authorizes each Stockholder to disclose in any disclosure required by any Governmental Entity the identity of Kelso and the nature of Kelso’s rights and obligations under this Agreement, the Registration Rights Agreement and the Letter Agreement.  Each Stockholder (and Gross, on behalf of Marathon) hereby authorizes Kelso to disclose in any disclosure required by any Governmental Entity the identity of such Stockholder (which, in the case of Gross, includes Marathon) and the nature of such Stockholder’s rights and obligations under this Agreement, the Registration Rights Agreement and the Letter Agreement.
Section 2.06   Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in its capacity as a holder of Subject Stock and not in any other capacity.  Nothing in this Agreement shall limit, restrict or affect the rights and obligations of Michael Gross or Philippe Lemonnier in their respective capacity as a director or officer of GSL.
Section 2.07   Section 13(d) Filing Obligations.  The parties shall make individual Schedule 13D filings with the SEC in connection with their ownership interests in GSL; provided, that the parties shall consult with each other regarding their respective Schedule 13D filings with respect to this Agreement (and the beneficial ownership of the group for purposes of Section 13(d) of the Exchange Act), the Registration Rights Agreement and the Letter Agreement, as applicable. The parties agree that the initial Schedule 13D filing by the applicable parties promptly following the date hereof shall contain disclosure (as it relates to this Agreement) that is substantially in the form set out in Schedule II, in addition to any other disclosure such party (or its Affiliates) reasonably determines to be required pursuant to applicable Legal Requirements, including such disclosure as may be reasonably required with respect to the Registration Rights Agreement and the Letter Agreement.
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER
Each Stockholder hereby represents and warrants (as respects itself), severally and not jointly, to Kelso that:
Section 3.01   Organization.  To the extent such Stockholder is not an individual, such Stockholder is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization.

Section 3.02   Ownership of Stock.  Such Stockholder is the beneficial owner of the Subject Stock, and such Subject Stock shall be free and clear of all Liens as of the Closing Date, except for any Liens on the Subject Stock created by the Transaction Documents or those imposed by applicable securities laws.  As of the date of this Agreement, such Stockholder does not beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) any GSL Securities other than the Owned Stock (in the case of Gross, including the Owned Stock held by Marathon).  Such Stockholder has the sole right to vote the Subject Stock, and, except as contemplated by this Agreement, the Subject Stock is not subject to any voting trust or other agreement with respect to the voting of such Subject Stock, including any proxy or power of attorney.  Other than as contemplated by the first sentence of this Section 3.02, such Stockholder has the sole right to dispose of the Subject Stock with no restrictions, subject to applicable securities laws, on its rights of disposition of such Subject Stock.  As of the date of this Agreement, except as contemplated by the Transaction Documents, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer or cause to be Transferred any Subject Stock or otherwise relating to the Transfer of any Subject Stock and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Stock.
Section 3.03   Authority for Agreement.  To the extent such Stockholder is not an individual, such Stockholder has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by such Stockholder of this Agreement, and the performance by such Stockholder of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or for the performance by such Stockholder of its obligations hereunder.  This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Kelso and the other Stockholders, constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 3.04   No Conflicts; Governmental Approvals.
(a)   The execution and delivery of this Agreement by each Stockholder do not, and the performance by each Stockholder of its obligations hereunder will not, (i) to the extent such Stockholder is not an individual, conflict with or violate any provision of the Fundamental Documents of such Stockholder, (ii) assuming the accuracy and completeness of the representations and warranties contained in Section 4.03(a), conflict with or violate any Legal Requirements applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which such Stockholder is entitled under, any Contract to which such Stockholder is a party or by which such Stockholder, or any property or asset of such Stockholder, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Lien on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to prohibit or materially impair the ability of such Stockholder to perform its obligations hereunder.

(b)   The execution and delivery of this Agreement by each Stockholder do not, and the performance by each Stockholder of its obligations hereunder will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, other than the filing of reports with the SEC on Schedule 13D.
ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF EACH KELSO ENTITY
Each Kelso Entity hereby represents and warrants (as respects itself), severally and not jointly, to the Stockholders that:
Section 4.01   Organization.  Such Kelso Entity is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization.
Section 4.02   Authority, Execution and Delivery; Enforceability.  Such Kelso Entity has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by such Kelso Entity of this Agreement, and the performance by such Kelso Entity of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of such Kelso Entity are necessary to authorize this Agreement or for the performance by such Kelso Entity of its obligations hereunder.  This Agreement has been duly executed and delivered by such Kelso Entity and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of such Kelso Entity enforceable against such Kelso Entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.03   No Conflicts; Governmental Approvals.
(a)   The execution and delivery of this Agreement by such Kelso Entity do not, and the performance by such Kelso Entity of its obligations hereunder will not, (i) conflict with or violate any provision of the Fundamental Documents of such Kelso Entity, (ii) assuming the accuracy and completeness of the representations and warranties contained in Section 3.04(a), conflict with or violate any Legal Requirements applicable to such Kelso Entity or by which any property or asset of such Kelso Entity is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which such Kelso Entity is entitled under, any Contract to which such Kelso Entity is a party or by which such Kelso Entity, or any property or asset of such Kelso Entity, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Kelso Entity, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to prohibit or materially impair the ability of such Kelso Entity to perform its obligations hereunder.

(b)   The execution and delivery of this Agreement by such Kelso Entity do not, and the performance by such Kelso Entity of its obligations hereunder will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, other than the filing of reports with the SEC on Schedule 13D.
ARTICLE V

 TERMINATION, AMENDMENT AND WAIVER
Section 5.01   Termination.  This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of:
(a)   the date that the Merger Agreement is validly terminated in accordance with its terms;
(b)   the date that is two (2) years following the Closing;
(c)   at any time upon the prior written notice from Kelso to the Stockholders that Kelso is electing to terminate this Agreement (in which case this Agreement shall terminate on the date specified in the notice that is no later than five days from the date of such notice);
(d)   with respect to any Stockholder or any Permitted Transferee that becomes a Stockholder pursuant to Section 2.03(a), the date on which such Stockholder or such Permitted Transferee, as applicable, ceases to own any Subject Stock; and

(e)   upon notice from any Stockholder to Kelso following the occurrence of a Termination Trigger Event (in which case this Agreement shall terminate on the date specified in the notice that is no later than five days from the date of such notice) (such earliest date, the “Expiration Date”).
Section 5.02   Notice of Termination. Promptly following the occurrence of a Termination Trigger Event (excluding clauses (i), (v) and (vi) from the definition thereof), Kelso shall provide notice thereof to the Stockholders; provided, that in no event shall such notice be delivered later than any Stockholders Meeting held following the occurrence of such a Termination Trigger Event.  If Kelso becomes actually aware of the occurrence of a Termination Trigger Event described in clauses (i), (v) or (vi) of the definition thereof, as applicable, Kelso shall provide prompt notice thereof to the Stockholders; provided, that in no event shall such notice be delivered later than any Stockholders Meeting held following Kelso becoming so aware.
Section 5.03   Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Kelso or the Stockholders, except that the provisions of this Section 5.03 and Article VI to the extent applicable hereto shall survive termination.
Section 5.04   Amendment; Waiver.  This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE VI

 GENERAL PROVISIONS
Section 6.01   Notices.  Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile (provided receipt is confirmed by telephone), on the date sent, (c) if delivered by an express courier, on the second (2nd) Business Day after mailing and (d) if transmitted by email, on the date sent, in each case, to the parties at the following addresses (or at such other address for a party as is specified to the other parties hereto by like notice):

if to Kelso, to:

c/o Kelso & Company L.P.
320 Park Avenue, 24th Floor
New York, New York 10022
Fax:  (212) 223-2379
 Tel:  (212) 751-3939
Attention (email):  James J. Connors II (jconnors@kelso.com)
with a copy to (which shall not constitute notice hereunder and may be transmitted by email):
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Fax:  (917) 777-3452
 Attention (email): Michael A. Civale (michael.civale@skadden.com)
if to CMA CGM, to:
CMA CGM S.A.
4, quai d’Arenc 13235
Marseille cedex 02
FRANCE
Tel: +33 4 88 91 98 03
Attention (email): Group General Counsel (HO.GHECKETSWEILER@cma-cgm.com)
if to Gross, to:
c/o Marathon Founders, LLC
500 Park Avenue
New York, NY 10022
Fax: (212) 993-1679
Tel: (212) 993-1675
Attention (email): Michael S. Gross (gross@solarcapltd.com)
with a copy to (which shall not constitute notice hereunder and may be transmitted by email):
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036-6745
Fax:  (212) 872-1002
 Attention (email): Alice Hsu (ahsu@akingump.com).

Section 6.02   Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.
Section 6.03   Assignment; Binding Effect; Severability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.
Section 6.04   Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The parties hereto further agree that (a) by seeking any remedy provided for in this Section 6.04, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 6.04 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.04 before exercising any other right under this Agreement.
Section 6.05   Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Section 6.06   Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Proceeding arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Proceeding shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6.01 or in any other manner permitted by applicable law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Section 6.07   Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 6.08   Third Party Beneficiaries.  Except as otherwise expressly provided herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 6.09   Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.
KIA VIII (NEWCO MARINE), LTD.

By: /s/ James J. Connors, II _
Name: James J. Connors, II
Title: Director

KEP VI (NEWCO MARINE), LTD.

By: /s/ James J. Connors, II _
Name: James J. Connors, II
Title: Director

CMA CGM S.A.

By: /s/ David Parlongue__________________
Name: David Parlongue
Title: VP Strategy

MICHAEL S. GROSS

By: /s/ Michael S. Gross__________________
Name: Michael S. Gross

[Signature Page to the Voting Agreement]

SCHEDULE I

Owned Stock
 (as of signing Merger Agreement)
Stockholder	Number of Shares	Class of Stock
CMA CGM S.A.	20,478,650	Class A Common Stock
CMA CGM S.A.	3,934,050	Class B Common Stock
Marathon Founders, LLC(1)	2,801,357	Class A Common Stock
Marathon Founders, LLC(1)	3,416,355	Class B Common Stock
Michael S. Gross	4,535,042	Class A Common Stock
_________________________
(1) Michael S. Gross owns and controls Marathon Founders, LLC and may be deemed to beneficially own the shares of Class A Common Stock and Class B Common Stock held by Marathon Founders, LLC.

Subject Stock
 (Class A Common Stock reported in table above that is subject to Voting Agreement)
Stockholder	Number of Shares of Class A Common Stock that is Subject Stock
CMA CGM S.A.	865,008
Michael S. Gross	380,999

SCHEDULE II
Schedule 13D Language
Item 4 rider relating to Voting Agreement:
On October 29, 2018, the Issuer, Poseidon Containers Holdings LLC (“Poseidon”), K&T Marine LLC (“K&T,” and together with Poseidon, the “Companies”), GSL Sub One, LLC (the “Poseidon Merger Sub”), GSL Sub Two, LLC (the “K&T Merger Sub”) and, solely for the purposes set forth therein, KIA VIII (Newco Marine), Ltd. (“KIA VIII”), KEP VI (Newco Marine), Ltd. (“KEP VI,” and together with KIA VIII, “Kelso”) and the other unitholders of the Companies, entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, (a) the merger of Poseidon with the Poseidon Merger Sub in exchange for securities of the Issuer, and (b) the merger of K&T with the K&T Merger Sub in exchange for securities of Issuer, in each case, pursuant to the terms and subject to the conditions set forth in the Merger Agreement.
Concurrently with execution of the Merger Agreement and as a condition to Kelso’s willingness to enter into the Merger Agreement, Kelso entered into a Voting Agreement (the “Voting Agreement”) with CMA CGM S.A. (“CMA CGM”) and Michael S. Gross (collectively, the “Voting Agreement Parties”).  Pursuant to the Voting Agreement, Mr. Gross and CMA CGM agreed that at each meeting of stockholders of the Issuer (or in any action taken by written consent of the stockholders of the Issuer) (each such meeting or action, a “Stockholders Meeting”) following the closing of the transactions contemplated by the Merger Agreement (the “Closing”) until the Expiration Date (as defined below) (i) to appear at such Stockholders Meeting or otherwise cause the Subject Stock (as defined below) beneficially owned by him or it to be counted thereat for the purpose of establishing a quorum and (ii) to vote or cause to be voted at each such Stockholders Meeting such Subject Stock in accordance with the written instruction of Kelso.  In addition, from the Closing until the Expiration Date, Mr. Gross and CMA CGM each granted Kelso and any designee of Kelso an irrevocable proxy to vote or cause to be voted (including by written consent, if applicable) the Subject Stock beneficially owned by Mr. Gross and CMA CGM that would be effective with respect to either Mr. Gross or CMA CGM if and only if such party has not delivered to the Issuer (with a copy to Kelso) prior to the applicable Stockholders Meeting a duly executed irrevocable proxy card directing that the Subject Stock beneficially owned by such applicable party be voted in accordance with the instruction of Kelso.  Mr. Gross or CMA CGM shall retain authority to vote its Subject Stock to the extent Kelso does not provide written instruction to such party with respect to voting such Subject Stock at least five business days prior to the relevant Stockholders Meeting.
The “Subject Stock” covered by the Voting Agreement is limited to 380,999 shares of Class A Common Stock in the case of Mr. Gross and 865,008 shares of Class A Common Stock in the case of CMA CGM.  Each of Mr. Gross and CMA CGM retains all voting rights with regard to all securities of the Issuer beneficially owned by him or it other than the Subject Stock.  Until the Expiration Date, Mr. Gross and CMA CGM agreed not to directly or indirectly transfer in any manner the Subject Stock (other than to certain permitted affiliates that execute a joinder to the Voting Agreement) unless at the applicable time the only voting securities held by the party (and its affiliates) seeking to effect such transfer are Subject Stock.
The Voting Agreement will terminate upon the earliest of (such earliest date, the “Expiration Date”):  (a) the date that the Merger Agreement is validly terminated in accordance with its terms, (b) the date that is two years following the Closing; (c) at any time upon the prior written notice from Kelso to Mr. Gross and CMA CGM that Kelso is electing to terminate the Voting Agreement, (d) with respect to Mr. Gross, CMA CGM or any of their respective permitted affiliates that execute a joinder to the Voting Agreement, the date on which such person ceases to own any Subject Stock, and (e) upon notice by Mr. Gross or CMA CGM to Kelso following the occurrence of any of the following events: (i) the Issuer issues certain GSL Securities (as defined in the Voting Agreement), (ii) Kelso or any of its affiliates converts any of the Issuer’s Series C Preferred Stock into GSL Securities, (iii) any of the Issuer’s Series C Preferred Stock held by Kelso or any of its affiliates are transferred to a person other than a Kelso affiliate, (iv) Kelso or any of its affiliates acquires any GSL Securities, including any beneficial ownership of GSL Securities, other than pursuant to the transactions contemplated by the Merger Agreement, the Voting Agreement or the other Transaction Documents (as defined in the Voting Agreement), (v) the Issuer’s 9.875% First Priority Secured Notes due 2022 are no longer outstanding, or (vi) if the Issuer agrees in writing, without the prior written consent of Mr. Gross and CMA CGM, to extend the Termination Date (as defined in the Merger Agreement) to a date that is after December 31, 2018.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit 99.1 and is incorporated herein by reference.
Item 5 rider relating to Voting Agreement:
If the Voting Agreement Parties are deemed to have formed a Section 13(d) group, such group would beneficially own 27,815,049 shares of Class A Common Stock in the aggregate, although in no case does any of Kelso, CMA CGM or Mr. Gross have or share voting or investment power with respect to the entirety of that number of shares of Class A Common Stock. See the discussion of the Voting Agreement and Subject Stock in Item 4.